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                                                                       EXHIBIT 2
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                                                           Whirlpool Corporation
                                                                Christopher Wyse
                                                                    616/923-3417
                                          Christopher_J_Wyse@email.whirlpool.com

                                                                  Brasmotor S.A.
                                                                Rodolfo Guttilla
                                                                 55-11-3039-5563


                 WHIRLPOOL CORPORATION COMPLETES PURCHASE OF
                             BRASMOTOR S.A. SHARES


BENTON HARBOR, Mich. -- November 7, 1997 -- Whirlpool Corporation (NYSE:WHR) announced today that it completed the purchase of approximately 33 percent of the voting shares, as well as preferred, or non-voting shares, of the company's partner in Brazil and Latin America for 40 years, Brasmotor S.A.

     As previously announced in Sept., Whirlpool reached a definitive agreement to purchase controlling interest in Brasmotor. The shares, combined with Whirlpool's existing 33 percent voting share holdings in the company, extend Whirlpool's position to 66 percent of the voting shares of the company. The purchase price for the transaction totaled $217 million.

     Brasmotor is the holding company that controls Multibras S.A. Eletrodomesticos, an approximately $2 billion appliance company with the leading market share position in Latin America, and Embraco, the world's second largest hermetic compressor manufacturer with annual sales of approximately $750 million. Embraco supplies compressors to the leading manufacturers of refrigeration systems worldwide, including Whirlpool and Multibras S.A.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in about 140 countries.

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